Exhibit 99.1


                                NORTH BAY BANCORP

                                  PRESS RELEASE


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                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                October 25, 2001


North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, announced earnings of $917,798, or $.46 per share, for the three months ended September 30, 2001. This compares with earnings of $589,366, or $.30 per share, for the third quarter of 2000, representing a 56% increase from the prior year. Year-to-date earnings for the nine months ended September 30, 2001 were $2,093,815, or $1.06 per share, compared to $2,049,592, or $1.12 per share, for the first nine months of 2000. Consolidated assets were $313,067,511 as of September 30, 2001, representing a 36% increase from a year earlier. Deposits increased 40% from a year earlier to $279,325,512, while loans outstanding increased 24% to $185,829,983.

President and CEO Terry Robinson expressed pleasure with the Company's growth, quarterly earnings and asset quality. Robinson stated, "As predicted, the losses generated by Solano Bank are decreasing as that Bank continues to grow ahead of forecasts. This decreasing loss, combined with continued strong earnings from The Vintage Bank, account for the improvement in earnings per share when comparing this quarter with the third quarter of 2000. Growth of the Company is primarily the result of gaining additional market share in both Napa and Solano Counties. Scheduled openings of new branches for The Vintage Bank and Solano Bank in St. Helena and Vallejo, respectively, near the end of this year are projected to cause a temporary decline in earnings during the first half of 2002. However, we expect the earnings of our Company's core operations to continue to increase; consequently, our ongoing annual forecast is for earnings per share to maintain an upward trend. Additionally the Company has seen no deterioration in its credit quality despite current uncertainties in the economy."

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 258-3969.